Exhibit 99.2
EZCORP INCREASES INVESTMENT IN CASH CONVERTERS
AUSTIN, Texas (May 20, 2010) — EZCORP, Inc. (Nasdaq: EZPW) announced today that it has acquired an additional 16,200,000 newly issued ordinary shares of Cash Converters International Limited. EZCORP paid AUS $0.60 per share, for a total of AUS $9,720,000 (approximately $8.2 million U.S.). EZCORP now owns approximately 32.76% of the outstanding ordinary shares of Cash Converters.
Cash Converters has been acquiring franchised locations, principally in Australia, and converting them into company operated stores. In addition, Cash Converters launched its cash advance business in the U.K. in October 2009 and, after a successful pilot program, now plans to expand that business. The proceeds of the EZCORP investment, along with the remaining proceeds of EZCORP’s original investment in November 2009, will be used to accelerate these growth strategies.
Joe Rotunda, EZCORP’s Chief Executive Officer, stated: “We are excited about this opportunity to enhance our relationship with Cash Converters. This additional investment represents a continuation of the product, format and geographic diversification strategy that we have been pursuing for some time. Cash Converters is making great progress in implementing their own growth strategies, and we look forward to continuing our mutually beneficial, long-term partnership.”
About EZCORP
EZCORP is a leading pawn store operator and provider of specialty consumer financial services. It provides collateralized non-recourse loans, commonly known as pawn loans, and a variety of short-term consumer loans, including payday loans, installment loans and auto title loans, or fee-based credit services to customers seeking loans. At its pawn stores, the company also sells second-hand merchandise, primarily collateral forfeited from its pawn lending operations.
At March 31, 2010, EZCORP operated 450 pawn stores in the U.S. and Mexico and 482 short-term consumer loan stores in the U.S. and Canada. The company also has significant investments in Albemarle & Bond Holdings PLC (ABM.L), one of the U.K.’s largest pawnbroking businesses with over 120 stores, and Cash Converters International Limited (CCV.L and CCV.AUS), which franchises and operates a worldwide network of over 500 financial services and second-hand retail stores.
Special Note — This announcement contains forward-looking statements, including Cash Converters’ planned use of investment proceeds and the expected impact of EZCORP’s investment on Cash Converters’ growth. These statements are based on EZCORP’s current expectations. Actual results may differ materially from those expressed or implied by these forward-looking statements due to a number of uncertainties and other factors, including changing market conditions in the overall economy and the industry. For a discussion of various factors affecting EZCORP’s business and prospects, see EZCORP’s annual, quarterly and other reports filed with the Securities and Exchange Commission.
For additional information, contact Investor Relations at (512) 314-2220.